Exhibit 10.4

New York • Chicago • San Diego • Aliso Viejo • Austin • Minneapolis • Taipei • São Paulo

www.mzgroup.us

INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made as of the date last signed below by and between Z Squared, Inc. (hereinafter referred to as the “Company” or “ZSQR”) and MZHCI, LLC, a MZ Group Company (hereinafter referred collectively as the “Consultant” or “MZHCI”).

EXPLANATORY STATEMENT

The Consultant has investor relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor relations. The Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual Agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

CONSULTING SERVICES

1.1	MZHCI agrees that commencing on the 8th day of December 2025 (the “Effective Date”), the Consultant will reasonably be available during regular business hours to perform the services set forth in Section I below (the "Services"). The Company shall be responsible for the accuracy and completeness of all data and information provided to MZHCI for purposes of its performance of Services under this Agreement.

1.2	MZHCI shall render services to the Company as an independent contractor, and not as an employee, an agent, distributor or representative of the other. Neither party shall act or present itself, directly or indirectly, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other. The Services shall be performed in a manner consistent with generally accepted industry standards, in a professional and workmanlike manner. ZSQR shall cooperate with Consultant in its performance of Services under this Agreement, including without limitation providing Consultant with reasonable facilities and timely access to data, information and personnel of ZSQR.

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I. SCOPE OF SERVICES,PROGRAMS AND DELIVERABLES

The following Services shall be performed by MZHCI during the Term:

MZHCI will develop and implement a stock market support system for ZSQR with the general objective of expanding awareness in ZSQR among stockbrokers, analysts, and small-cap portfolio/fund managers.

INVESTOR RELATIONS

A. Complete IR audit (including full review of the investor database, IR website and all investor facing collateral and public documentation)
B. Understand the financials and all operating metrics of ZSQR in detail, facilitating interactions with new and current investors.

C. Senior account manager and single point of contact for all investors and streamlining of all communication and IR functionality.

D. Formulate the investment story and outline all possible pockets of investors by size, vertical, and geographic focus, investment style
E. Develop and update FAQ
F. Investor presentation updates
G. IR website design and hosting
H. Quarterly earnings management (procuring dial-ins, drafting of release and script, management of call)
I. Press release drafting, input and dissemination J.Facilitate incoming and outgoing investor/shareholder calls. Screen all parties before allowing communication with management.

K .Shareholder database management and build-out
L. Downstream financial website review to ensure accuracy of all company-specific information M.Management coaching and advice for Regulation FD best practices relating to media and investor communications
N. Targeted sell-side banking & research introductions
O. Investor conference targeting, invites and management
P. Roadshows with detailed follow-up
Q. Assist with planning and coordination of all aspects of analyst days and annual shareholder meetings
R. Assist management with crisis communications, timely and consistently
S. Provide any relevant advice requested by management of the Company with respect to public markets and trading dynamic of the stock to help management make the right decisions T.Conduct intermittent perception studies: contact shareholders/analysts and prospective investors on as needed basis to gather feedback and views of Company’s health and management’s efficiency and ability to execute vs. expectations

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INVESTMENT AWARENESS AND OUTREACH

A. Consultant will use good faith efforts to make introductions to investors worldwide utilizing a proprietary, robust database:

i. Analysts (both generalists and industry specialists)

ii. Portfolio Managers/Institutions
iii. High Net Worth Investors & Family Offices
iv. Financial Publications

FINANCIAL MEDIA

MZHCI will work to coordinate opportunities that position ZSQR in financial news channels to build and enhance the company’s image among stakeholders. MZ will focus on identifying and engaging appropriate media to encourage interest in ZSQR’s news, achievements and milestones related to its corporate goals.

Services include:

A. Media training
B. Identification and outreach to financial media across print, online, broadcast, podcast C.Identification and financial media positioning around industry developments
D. Creation of financial media facing content
E. FAQ message development to support significant corporate initiatives

INVESTOR RELATIONS WEBSITE DESIGN AND HOSTING

MZ will design, develop and host a company-specific investor relations website for ZSQR upon request.

Website features include:

A. Hosting infrastructure with Amazon AWS data center hosting in the United States.

B. Fully responsive layout structure with customization of logo, content, map, images and color, following the Brand Identity Manual
C. Top-tier security with https
D. Initial SEO preparation and URL customization
E. GDPR Compliance – MZ is committed to the General Data Protection Regulation and protecting Personally Identifiable Information. In additional to the GDPR compliance, our policies and procedures follow the rigorous controls set out in ISO 27001:2013
F. Automated Feed for regulatory filings and press releases, as needed
G. Easy to manage CMS for full autonomy
H. 24x7 support team to provide our clients with an outstanding customer experience

II. TERM

This agreement becomes effective upon the Effective Date and shall remain effective for a period of four (4) months (the "Initial Term"), unless terminated earlier as set forth below. Upon expiration of the Initial Term, this agreement shall automatically renew every four (4) months thereafter unless either party to the other delivers sixty (60) days written notice of termination prior to the end of the then-current term. Notwithstanding anything to the contrary, MZHCI may terminate this Agreement and cease services if the Company fails to timely pay the Compensation set forth in Section III below. On any such termination, the Company shall still be obligated to pay the Compensation set forth in Section III through the remainder of the then current Term.

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III. COMPENSATION

Cash

$*** USD per month

The first month's payment is due immediately and all subsequent payments are due within fifteen (15) days of each month of service. In the event MZHCI does not receive payment by the 15th day of each month of service, the Company shall accrue a late charge on the balance outstanding at the lesser of (a) 1 1/2% per month or (b) the highest rate allowed by law, in each case compounded monthly to the extent allowed by law. At each annual anniversary of the Effective Date of this Agreement, a 5% COLA (Cost of Living Adjustment) increase will be applied to the cash fee.

Equities

The Company will issue MZHCI $100,000 worth of restricted Z Squared, Inc. common stock within sixty (60) days of the signing of the Agreement, valued at the closing price on the Effective Date of this Agreement.

The Company will also issue one time performance-based bonuses (“Performance Bonus”) paid either in cash or common stock at the Companies discretion MZHCI upon completion of the following milestones during the term of the engagement:

• 30-Day Average Daily Dollar Volume (“Dollar Volume”):

o If the Dollar Volume of ZSQR exceeds $1,750,000 USD, the Company will pay MZHCI a Performance Bonus of $50,000 USD

o If the Dollar Volume of ZSQR exceeds $2,600,000 USD, the Company will pay MZHCI a Performance Bonus of $100,000 USD

o If the Dollar Volume of ZSQR exceeds $3,500,000 USD, the Company will pay MZHCI a Performance Bonus of $150,000 USD

o If the Dollar Volume of ZSQR exceeds $5,000,000 USD, the Company will pay MZHCI a Performance Bonus of $300,000 USD

• New Institutional Shareholders: For each introduction that MZHCI makes resulting in an investor purchasing ***% or greater of the total shares outstanding of ZSQR (“New Investors”), the Company will pay MZHCI a Performance Bonus of $*** USD. The New Investors shall be verified via public filings, such as 13F, 13G or 13D filings, or brokerage statements for any non-filing shareholders. The position must be held for a minimum of 60 days.

• Sell-Side Analyst Coverage: For each introduction that MZHCI makes which results in non-paid, institutional research coverage for ZSQR (“Research Coverage”), the Company will pay MZHCI a Performance Bonus of $*** USD.

• Tier-1 Financial Media Coverage: If MZ secures Tier-1 Financial Media coverage (“Media Coverage”), the Company will pay MZHCI a Performance Bonus of *** USD.

For the avoidance of doubt, Dollar Volume shall be calculated by the average daily trading volume over the last thirty (30) days, multiplied by the closing price on the day of the calculation. In addition, Tier-1 financial media coverage will be defined by dedicated coverage in Bloomberg, The Wall Street Journal, Reuters, Barrons, Forbes, USA Today, or comparable high-profile national outlets. At the sole discretion of the Company, the Performance Bonuses may be paid in either cash ($ USD), or restricted common stock, which will be calculated using the closing price of common stock on the day each respective milestone is achieved. In all instances, the Performance Bonuses are due to MZHCI within twenty (20) days of achieving each milestone. The Initial Shares shall be deemed earned, fully paid, and non-forfeitable pursuant to the terms hereof (without delay) the Company shall post on EDGAR a Form 8-K, 10-Q or 10-K, or other acceptable SEC filing, reporting on its entry into an Agreement with MZHCI within three (3) months. In addition, any shares granted for Performance Bonuses shall be deemed earned, fully paid, and non-forfeitable once each corresponding milestone above is achieved.

Share Restriction: All shares issued under this Agreement shall be restricted securities and shall be subject in all respects to the leak out and lock up provisions described in Section 9 on page F 78 titled Subsequent Events of the Company’s effective Form S4 Registration Statement dated December 23, 2025. No shares issued hereunder may be sold, transferred, or otherwise disposed of except in full compliance with such provisions and applicable securities laws.

Required language: On December 8, 2025, Z Squared, Inc. entered into an investor relations consulting agreement with MZHCI, LLC.

Expense Reimbursement

Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include creation, printing, and postage for investor packages, fees for news wire services. Any packages requiring additional photocopying/ printing will be billed back to the Company at cost (with no mark-up).

Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company.

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IV. PRIOR RESTRICTION

MZHCI represents to the Company that it is not subject to, or bound by, any Agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder MZHCI from performing the services on behalf of the Company that MZHCI is herein agreeing to perform.

V. ASSIGNMENT

This Agreement may not be assigned by the Company without the prior written consent of MZHCI. This Agreement may be assigned by MZHCI in the event of a sale of substantially all of the assets of MZHCI. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors, and permitted assigns.

VI. CONFIDENTIALITY

Except as required by law or court order, MZHCI will keep confidential any trade secrets or confidential or proprietary information of the Company which hereinafter may become known to MZHCI and MZHCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of ZSQR. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and that is not known or generally available to the public. It is understood and agreed that MZHCI’s obligations pursuant to this section survive the termination of this Agreement.

VII. DEFAULT

1. Except as set forth below in this subparagraph 1, any claim or controversy arising under any of the provisions of this Agreement shall be determined by arbitration in Orange County, California in accordance with the Commercial Arbitration Rules (or International Dispute Resolution Procedures if Company is domiciled outside of the United States) of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Notwithstanding the foregoing in this subparagraph 1, MZHCI may, in its sole discretion, forego arbitration and commence litigation in the event that the claim(s) to be asserted relate to or involve: (a) amounts owing by Company to MZHCI under this Agreement; or (b) the need for equitable or injunctive relief. Each party shall pay its own costs and expenses in any such arbitration. In all cases, this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, USA, without regard to conflict of law principles. Sole and exclusive venue for any arbitration or litigation arising under this Agreement shall lie, as appropriate, in the AAA office or the state and federal courts located in Orange County, California and the Company hereby consents to such jurisdiction. The prevailing party shall be entitled to reimbursement of all fees and costs incurred, including attorney, filing, travel, and anything reasonably associated with the arbitration or litigation.

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2. MZHCI warrants that the Services provided by it shall be performed in a professional manner. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, MZHCI MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY. In the event of a breach by MZHCI of this Agreement, the Company’s sole remedy against MZHCI shall be to re-perform the Services in accordance with the warranty.

Notwithstanding the foregoing, in no event shall the liability of MZHCI, whether by reason of breach of contract, tort (including without limitation negligence), statute or otherwise exceed the amount of fees paid by the Company under this Agreement. Further, in no event shall MZHCI have any liability for loss of profits, loss of business, indirect, incidental, consequential, special, punitive, indirect or exemplary damages, even if the Company has been advised of the possibility of such damages. In furtherance and not in limitation of the foregoing, MZHCI shall not be liable in respect of any decisions made by the Company as a result of the Services.

3. Since MZHCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, reimburse, hold harmless and defend MZHCI, its directors, officers, agents, and employees at the Company’s expense, against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation, directly or indirectly, caused by, relating to, based upon, arising out of or in connection with this Agreement, including which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to MZHCI (or any material omission by the Company that caused such supplied information to be materially misleading).

4. MZHCI agrees to indemnify, hold harmless and defend the Company, its officers, directors, employees, and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation reasonable attorney’s fees) incurred by any of them in connection with, as a result of, and or due to any actions or inactions or misstatements by MZHCI, its officers, agents, or employees regarding or on behalf of the Company whether as a result of the gross negligence or intentional misconduct in rendering services under this Agreement or otherwise.

VIII. SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, invalid or unenforceable provisions were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

IX. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and UPS), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at ZSquared, Inc., 550 South Andrews Ave. Ste 700, Fort Lauderdale FL 33301 and in the case of MZHCI, be mailed to MZHCI, LLC, 1200 6th Avenue, Suite 21, Columbus, GA 31901.

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X. MISCELLANEOUS

1. This Agreement may not be amended, except by a written instrument signed and delivered by each of theparties hereto.

2. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

3. This Agreement may be executed in any number of counterparts, each of which shall constitute an original. Signatures delivered via facsimile or electronic transmission shall be binding upon the party so delivering such a signature, regardless of whether originally executed signatures are subsequently delivered.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year last written below.

AGREED:

MZHCI, LLC	Z Squared, Inc.

By: /s/ Greg Falesnik	By: /s/ David Halabu
Greg Falesnik, CEO	David Halabu
Date: 12/23/2025	Date: December 23, 2025

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